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                                                                   EXHIBIT (10b)

                              [RUSSELL LETTERHEAD]

                                 August 25, 2004

Mr. Robert D. Koney, Jr.
2500 Sheffield Crescent Court
Charlotte, NC  28226

                                                         Personal & Confidential

Dear Bob:

      I am pleased to confirm our offer for you to join Russell Corporation as Senior Vice President and Chief Financial Officer based in Atlanta, Georgia. Upon your acceptance, you will be recommended to the Board of Directors for election as a corporate officer as soon as possible, but not later than our next board meeting on October 27, 2004. A recommendation of a Change of Control Employment Agreement will be made subject to formal compensation committee approval as well. The compensation committee chair was already been informed of this recommendation and is supportive. You will report to Jack Ward, Chairman & Chief Executive Officer. As Russell's top financial officer, you will be a key strategic business partner to me, Jon Letzler and the other top executives of the Company.

COMPENSATION: Your annual salary will be $325,000, subject to annual merit increases in conjunction with our performance review process each March. In addition, you will be eligible for an annual cash bonus of 50% of base salary at target, with a maximum of 100%. The bonus is based on the achievement of specified annual Company financial objectives. For the remainder of 2004, we will guarantee your bonus at $112,500.00 for 2004 paid in 2005.

LONG TERM INCENTIVE GRANT: You will be eligible to participate in Russell's long term incentive programs in accordance with the terms of such programs, which include the fiscal 2004-2005 Performance Share Award Program. For the 2004-2005 performance period, you will receive 25,000 restricted shares of which 10,000 are performance-based shares at the target level and 15,000 are time lapse restricted shares. The time lapse restricted stock will be awarded as follows:
5,000 shares in January 2005, 5000 shares in April 2005 and 5000 shares in early 2006.

BENEFITS: Our benefit package offers you many individual options to meet your financial and welfare needs, including Russell's SERP, Executive Physical Program, financial planning assistance (up to 3% of base salary annually) and membership at a luncheon club. In addition, you will be eligible for four (4) weeks vacation annually. Ed Flowers, our SVP, Human Resources, is available to provide you with specific benefit information. Please don't hesitate to call Ed at 678/742-8102.

RELOCATION TO ATLANTA: We will pay moving expenses, including the purchase of your home in the Charlotte, NC area in accordance with our relocation policy.

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Mr. Robert D. Koney, Jr.
August 25, 2004
Page 2

      This offer is contingent upon your passing a pre-employment background check, drug exam, your execution of a confidentiality agreement in accordance with our Confidentiality Policy and non-compete and non-solicitation of employees agreements.

      If you have any questions or wish to clarify any elements of this offer, please call either Ed Flowers at 678/742-8102 or me at 678/742-8900. We believe Russell provides an excellent opportunity for you and look forward to hearing from you as soon as possible.

                                   Sincerely,

                                   /s/ Jack Ward
                                   --------------------------------
                                   Jack Ward

AGREED:

/s/ Robert D. Koney, Jr.   August 25, 2004
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Robert D. Koney, Jr.       Date